EXHIBIT 10.7
THE RESTATED 2005 TRI COUNTIES BANK
DEFERRED COMPENSATION PLAN
FOR EXECUTIVES AND DIRECTORS

Effective January 1, 2021

{00140563.DOC /4 }

TABLE OF CONTENTS

Page
{00140563.DOC /4 }    i

TABLE OF CONTENTS
(continued)

Page

{00140563.DOC /4 }    ii

THE RESTATED 2005 TRI COUNTIES BANK
DEFERRED COMPENSATION PLAN FOR EXECUTIVES AND DIRECTORS
This Restated Tri Counties Bank Deferred Compensation Plan for Executives and Directors is effective January 1, 2021. Directors serving on the Board and certain designated Executives who are employed by TriCo Bancshares, Tri Counties Bank, and subsidiaries or affiliates thereof (hereinafter, these entities shall be referred to as the “Bank” or the “Employer”) on or after January 1, 2005 are eligible to participate.. It is intended that the Plan will aid in retaining and attracting individuals of exceptional ability by providing them with these benefits.
ARTICLE I –PURPOSE
The purpose of this Deferred Compensation Plan for Executives and Directors (the “Plan”) is to provide current tax planning opportunities, as well as supplemental funds for retirement or death, for Executives and Directors of the Employer. It is also intended that the Plan will aid in retaining and attracting Executives and Directors of exceptional ability by providing them with these benefits. The Plan was originally adopted effective January 1, 2005, and was amended and restated as of that date principally to clarify certain provisions governed by section 409A of the Internal Revenue Code of 1986, as amended (“IRC 409A”), and to reflect the Plan operations under IRC 409A since January 1, 2005. The Employer wishes to further amend the Plan effective January 1, 2021 to address future interest rates paid on the plan.
ARTICLE II –DEFINITIONS
For the purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:
1.1Participant
The term “Participant” shall mean those designated Executives or Directors of the Employer who are participating in this Plan as provided in Article III.
1.2Plan Benefit
“Plan Benefit” means the benefit payable to a Participant as calculated pursuant to Articles IV through V.
1.3Board
“Board” means the Board of Directors of the Employer.
1.4Committee
“Committee” means the Compensation and Management Succession Committee of TriCo Bancshares.
1.5Compensation
As it applies to an Executive, the term “Compensation” shall refer to the salary, bonuses or commissions paid to the Executive during employment with Employer for services performed during a given Deferral Period. The Deferral Period to which a commission relates shall be the Deferral Period when the Executive actually performs the services for which the commission is paid. The Deferral Period to which a bonus relates shall be the Deferral Period when the Executive actually performs the services for which the bonus is paid. As it applies to a Director,
{00140563.DOC /4 }
1

“Compensation” shall refer to the retainer, meeting and Committee chairmanship fees paid to a Director by the Employer with respect to services performed as a Board member during a given Deferral Period, before reduction for any amounts deferred pursuant to this Plan. Compensation does not include expense reimbursements, any form of non-cash compensation or benefits. Compensation payable after December 31 of a given Deferral Period solely for services performed during the Employer’s final payroll period containing that December 31 is treated as Compensation payable for services performed in the subsequent Deferral Period in which the Compensation is paid.
1.6Elective Deferred Compensation
The term “Elective Deferred Compensation” shall mean the amount of Compensation that a Participant elects to defer pursuant to a Deferral Election Form.
1.7Deferral Election
“Deferral Election” means an irrevocable election to defer Compensation made by a Participant pursuant to Article III and for which a Deferral Election Form, as prescribed by the Committee, has been timely submitted by the Participant to the Committee (or one or more officers designated by the Committee). Except as expressly provided herein, the Deferral Election with respect to any particular Deferral Period cannot be modified or revoked after the deadline provided in Section 3.1 for submitting the Deferral Election Form to the Committee for that Deferral Period. The Committee may prescribe any Deferral Election Form that is consistent with the terms of this Plan.
1.8Deferral Period
“Deferral Period” means the period over which a Participant has elected to defer a portion of his or her Compensation. Each calendar year shall be a separate Deferral Period. For commissions and bonuses, the Deferral Period shall be the Deferral Period when the Executive actually performs the services for which the bonus or commission is paid, regardless of when the commission or bonus is actually awarded or paid. By way of example, if a bonus is awarded in 2010 for services performed in calendar year 2009, then calendar year 2009 is the Deferral Period for that bonus, and any election to defer that bonus must be submitted to the Committee on a valid Deferral Election Form by December 31, 2008, as provided in Section 3.1.
1.9Account
“Account” means the bookkeeping Account as maintained by the Bank in accordance with Article IV with respect to any deferral of Compensation pursuant to this Plan. A Participant’s Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to the Plan. A Participant’s Account shall not constitute or be treated as a trust fund of any kind.
1.10Distribution Election
The term “Distribution Election” shall mean the form of distribution of the Account selected by the Participant on the most recent valid and timely submitted Distribution Election Form. The Committee may prescribe any Distribution Election Form that is consistent with the terms of this Plan.
1.11Determination Date
“Determination Date” means the last day of each calendar month.
{00140563.DOC /4 }    2

1.12Interest Rate
Effective January 1, 2021, “Interest Rate” means the interest rate, index, or other measure set by the Board of Directors prior to the beginning of a Plan Year for that Plan Year. If the Board does not change the Interest Rate for a Plan Year, then the rate, index, or other measure set by the Board for the prior year shall continue in effect until changed.
For Participants who entered the Plan and began participation prior to January 1, 2014, deferral balances as of December 31, 2020 shall continue to be credited with interest at the monthly equivalent of the annual yield of the Moody’s Average Corporate Bond Yield Index for the preceding calendar month as published by Moody’s Investor Service, Inc. (or any successor thereto) or, if such index is no longer published, a substantially similar index selected by the Board.
1.13Bonus Interest Rate
Effective January 1, 2021, no “Bonus Interest Rate” will be paid on deferrals during a Plan Year beginning on or after January 1, 2021. Deferral balances as of December 31, 2020 shall continue to be credited with a “Bonus Interest Rate” which is the monthly equivalent of one (1) percentage point greater than the annual yield of the Moody’s Average Corporate Bond Yield Index for the preceding calendar month as published by Moody’s Investor Service, Inc. (or any successor) or, if such index is no longer published, a similar index selected by the Board.
1.14Change in Control
A “Change in Control” means the occurrence of any of the following events with respect to Tri Counties Bank (as used in this Section 2.14, the “Bank”) or its parent holding company, TriCo Bancshares (as used in this Section 2.14 “Bancorp”):
(a)Merger: A merger into or consolidation with another corporation, or merger of another corporation into Bank or Bancorp, and as a result less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Bank or Bancorp immediately before the merger or consolidation;
(b)Acquisition of Significant Share Ownership: One person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock possessing thirty percent (30%) or more of the total voting power of the stock of the Bank or Bancorp (this constitutes acquisition of “Effective Control”). No Change in Control shall occur if additional voting shares are acquired by a person or persons who possessed Effective Control prior to acquiring additional shares. This subpart (b) shall not apply to beneficial ownership of voting shares held in a fiduciary capacity by an entity of which Bank or Bancorp directly or indirectly beneficially owns fifty percent (50%) or more of the outstanding voting securities, or voting shares held by an employee benefit plan maintained for the benefit of the Bank’s employees.
(c)Change in Board Composition: A majority of the members of the Board of Directors of the Bank or Bancorp is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of the Bank or Bancorp before the date of the appointment or election. This subparagraph shall only apply with respect to Bancorp if no other corporation is a majority shareholder of Bancorp.
{00140563.DOC /4 }    3

(d)A sale of substantially all of the assets of the Bank or Bancorp.
A Change in Control shall only occur with respect to Bancorp if Bancorp (i) is a majority shareholder of the Bank; (ii) is a majority shareholder of any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in the Bank; or (iii) is otherwise a “Relevant Corporation” as that term is used and defined in IRC 409A. For purposes of this section, majority shareholder means a shareholder owning more than fifty percent (50%) of the total fair market value and total voting power of the Bank, Bancorp, or a corporation in the chain referenced above. No Change in Control shall occur unless the event constitutes a “Change in the Ownership of a Corporation,” a “Change in the Effective Control of a Corporation,” or a “Change in the Ownership of a Substantial Portion of the Assets of a Corporation,” as defined under IRC 409A.
1.15Disability
For the purpose of this Plan, the Participant will be considered disabled if:
(a)The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or
(b)The Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer.
1.16Termination or Removal For Cause
A Termination of an Executive’s employment or a Removal of a Director shall be “For Cause” if for any of the following reasons:
(a)Gross negligence or gross neglect;
(b)The commission of a felony, misdemeanor, or any other act involving moral turpitude, fraud, or dishonesty which has a material adverse impact on the Bank;
(c)The willful and intentional disclosure, without authority, of any secret or confidential information concerning the Bank that has a material adverse impact on the Bank; or
(d)The willful and intentional violation of the rules or regulations of any regulatory agency or government authority having jurisdiction over the Bank, which has a material adverse impact on the Bank.
1.17Unforeseeable Emergency
For the purposes of this Plan, an “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant due to (a) uninsured medical expenses resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant (as defined in IRC 152(a) without regard to IRC 152(b)(1), 152(b)(2) and 152(d)(1)(B)); (b) an uninsured casualty loss pertaining to property owned by the Participant; or, (c) other similar extraordinary and unforeseeable circumstances involving an uninsured loss arising as a result of
{00140563.DOC /4 }    4

an event beyond the control of the Participant, provided however that any such event qualifies as an “unforeseeable emergency” within the meaning of IRC 409A.
1.18Lifetime Deferral Limit
Total deferred compensation is subject to a lifetime limit of one million five hundred thousand dollars ($1,500,000.00) and includes all deferred compensation under this Plan or any prior deferred compensation plan established or maintained by the Employer.
1.19Beneficiary
“Beneficiary” means the person, persons or entity entitled under Article VI to receive any Plan benefits payable after a Participant’s death.
ARTICLE III –PARTICIPATION AND DEFERRAL COMMITMENTS
1.1Eligibility and Participation
(a)Eligibility. The following individuals are eligible to participate in the Plan:
(i)Directors of the Employer serving on or after January 1, 2005;
(ii)Key employees designated by the Board prior to January 1, 2014; and
(iii)Effective January 1, 2014, the following employees:
(i)The Chief Executive Officer (CEO) and all Officers reporting directly to the CEO; and
(ii)Senior Vice Presidents with annual base salary of more than One-Hundred Twenty-Five Thousand Dollars.
(b)Participation. A Participant may elect to participate in the Plan with respect to any Deferral Period by submitting a Deferral Election Form to the Committee (or one or more officers designated by the Committee) by December 31 of the calendar year immediately preceding the Deferral Period. This Section 3.1(b) applies for any Deferral Period for which Section 3.1(c) does not apply.
(c)Part-Year Participation. In the case of the Deferral Period in which a Participant first becomes eligible to participate in the Plan and who is not participating in any other account balance plan of the Employer (determined according to Treasury regulation 1.409A-1(c)(2)), a Deferral Election Form must be submitted to the Committee within thirty (30) days after the Participant first becomes eligible to participate in the Plan. In addition, such Deferral Election Form shall be effective only with regard to Compensation earned for services performed following the submission of the Deferral Election Form to the Committee (determined on a pro-rata basis to the extent required by Treasury regulation 1.409A-2(a)(7)(i)). The determination of when a Participant first becomes eligible to participate in the Plan shall be made according to Treasury regulation 1.409A-2(a)(7)(ii).
{00140563.DOC /4 }    5

1.2Form of Deferral and Minimum Deferral
(a)Deferral Election. A Participant may elect to defer any portion of his or her Compensation for the Deferral Period immediately following the calendar year when the Deferral Election Form is submitted to the Committee (or one or more officers designated by the Committee) as provided in Section 3.1(b). The amount to be deferred shall be stated as a dollar amount or percentage of Compensation and must not be less than two thousand four hundred dollars ($2,400) during the Deferral Period.
(b)Deferrals in the Event of Part-Year Participation. In the case of the first year in which a Participant becomes eligible to participate in the Plan (see paragraph 3.1(c)), the Participant must defer at least two hundred dollars ($200) per month (stated as a dollar amount or percentage of Compensation) for each of the months remaining in the Deferral Period ($200 x number of months remaining).
(c)Transition Rules. Notwithstanding any provision in this Section 3.2 to the contrary, the Committee may authorize a deferral election to the extent consistent with the transition rules and during the transition relief period provided under IRC 409A and the related guidance issued in Treasury regulations and by the Internal Revenue Service.
ARTICLE IV –DEFERRED COMPENSATION ACCOUNT
4.1Accounts
For record keeping purposes only, an Account shall be maintained for each Participant.
4.2Elective Deferred Compensation
A Participant’s Elective Deferred Compensation shall be credited to the Participant’s Account as the corresponding non-deferred portion of the Compensation becomes or would have become payable. Any withholding of taxes or other amounts with respect to Elective Deferred Compensation that is required by state, federal or local law shall be withheld from the Participant’s non-deferred Compensation to the maximum extent possible with any excess being withheld from the Participant’s Account. Any such withholding of taxes or other amounts from the Participant’s Account shall comply with Treasury regulation 1.409A-3(j)(4)(vi) and 1.409A-3(j)(4)(xi), to the extent applicable.
4.3Employer Discretionary Contributions
The Employer may make Discretionary Contributions to Participants’ Accounts. Discretionary Contributions shall be credited at such times and in such amounts, with such vesting provisions, as the Board in its sole discretion shall determine.
4.4Interest
Effective January 1, 2020, and subject to the provisions of Section 5.4 with respect to a Termination for Cause, each Participant’s Account shall be credited monthly with interest earned based on the Interest Rate, provided however, no Bonus Interest Rate shall be paid on deferrals for Plan Years beginning on or after January 1, 2021. Interest earned shall be calculated as of each Determination Date based upon the average daily balance of the Account since the preceding Determination Date and shall be credited to the Participant’s Account at that time. For each Determination Date preceding the Participant’s Separation from Service (including a Separation from Service after a Change in Control), as defined in Section 5.4, the deferral balances as of December 31, 2020 shall continue to be credited with interest earned at the Bonus
{00140563.DOC /4 }    6

Interest Rate specified in Section 2.13. Following a Participant’s Separation from Service (including a Separation from Service after a Change in Control), the Participant’s Account shall be credited with interest earned at the Interest Rate specified in Section 2.12.
4.5Determination of Accounts
Each Participant’s Account as of each Determination Date shall consist of the balance of the Participant’s Account as of the immediately preceding Determination Date, plus the Participant’s Elective Deferred Compensation credited and any Employer Discretionary Contributions and any interest earned, minus the amount of any distributions made since the immediately preceding Determination Date.
4.6Vesting of Accounts
Each Participant shall be vested in the amounts credited to such Participant’s Account and earnings thereon as follows:
(a)Amounts Deferred. Except in the event of Termination for Cause, a Participant shall be one hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under this Plan and Interest thereon, subject to the provisions of Section 5.6.
(b)Employer Discretionary Contributions. Employer Discretionary Contributions and Interest thereon shall be vested as determined by the Board at the time such contributions are made. Unvested Employer Discretionary Contributions shall be forfeited on Termination of Employment.
4.7Statement of Accounts
The Bank shall submit to each Participant, within thirty (30) days after the close of each calendar year and at such other time as determined by the Bank, a statement setting forth the balance to the credit of the Account maintained for a Participant.
ARTICLE V –PLAN BENEFITS
4.1Plan Benefit
The Employer shall pay a Plan Benefit according to the provisions of this Article V.
4.2Death Benefit
Upon receiving notice of the death of a Participant, the Employer shall pay to the Participant’s Beneficiary(ies) a Plan Benefit as follows:
(a)If the Participant dies after payment has begun pursuant to the terms of this Plan, then the amount payable shall be the remaining unpaid balance of the Participant’s Account, and shall be paid in the same form as payments were being made prior to the Participant’s death.
(b)If the Participant dies while serving as an Executive or Director of the Employer, or before payment has begun pursuant to the terms of this Plan, then the amount payable shall be equal to the Participant’s Account, and shall be payable as provided in Section 5.4.
{00140563.DOC /4 }    7

Any notice required under this provision shall be in writing and shall include an original death certificate.
4.3Unforeseeable Emergency Distributions
A Participant may request a distribution on account of an Unforeseeable Emergency, which may or may not be granted as determined by the Committee. Upon a finding that a Participant has suffered an Unforeseeable Emergency, the Committee may, in its sole discretion, make distributions from the Participant’s Account prior to the time specified for payment. Any distribution made pursuant to this provision must be made in accordance with IRC 409A and the related Treasury regulations, and must not exceed the amount determined by the Committee to be reasonably necessary (including anticipated taxes on the distribution) to meet the emergency financial need and not reasonably available from other resources of the Participant (including reimbursement or compensation by insurance, liquidation of the Participant’s assets to the extent such liquidation itself would not cause severe financial hardship, or by cessation of deferrals under this Plan). In making this determination, the Committee will take into account any additional compensation that is available to the Participant. Each request for distribution due to an Unforeseeable Emergency shall be made at such time and in such manner as the Committee shall prescribe from time to time. Any distribution under this Section 5.3 shall be paid to the Participant in a single lump sum as soon as administratively practicable following receipt of the appropriate forms and information required by and acceptable to the Committee. Notwithstanding anything to the contrary, in the event a Participant receives a distribution from the Plan on account of an Unforeseeable Emergency, his or her deferral election will be cancelled with respect to any deferrals that would occur for the remainder of the Deferral Period after the Unforeseeable Emergency distribution.
4.4Distribution Following a Separation From Service
Upon a Separation from Service, a Participant shall be entitled to a Plan Benefit equal to the balance credited to the Participant’s Account. However, in the event of a Termination for Cause, notwithstanding the preceding sentence, the entire balance of the Participant’s Account shall be forfeited and the Participant shall not be entitled to any Plan Benefit. A Separation from Service means the Participant’s separation from service (within the meaning of IRC 409A and related Treasury regulations and Internal Revenue Service guidance, including death or Disability) from the Employer, and any Related Employer as defined in IRC 414(b) and (c). A Separation from Service shall occur as of the date that the Employer and Participant reasonably anticipate that the Participant will have a permanent reduction in the level of bona fide services provided to the Employer or any Related Employer to a level of service that is less than twenty percent (20%) of the average level of services performed in the immediately preceding thirty-six (36) month period.
In the event, however, that the Participant is a Specified Employee at the time of Separation from Service, the Participant’s right to receive any distribution will be delayed until the earlier of the Participant’s death or the first day of the seventh month following Separation from Service. In the event that the six (6) month delay applies to a Participant, payments that would have been made during the six (6) month period, but for this section, will be paid on the first day of the seventh month following the Participant’s Separation from Service and, if applicable, regular payments will continue thereafter. “Specified Employee” shall mean the following: If a Participant is a Key Employee (defined below) of the Employer or any entity that is aggregated with the Employer under IRC 414(b) or (c) as of December 31st of any year (the “Determination Date”), and the Employer (or any entity that is aggregated with the Employer under IRC 414(b) or (c)) has stock that is publicly traded on an established securities market or otherwise, then the Participant shall be treated as a Specified Employee during the twelve (12) month period beginning on the April 1st following the Determination Date. A Participant is a
{00140563.DOC /4 }    8

Key Employee as of a Determination Date if the Participant meets the requirements of IRC 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) months preceding the Determination Date. This section shall be interpreted and consistently applied by the Committee in accordance with IRC 409A.
4.5Distribution Upon a Change in Control
If timely and properly elected on the Deferral Election Form, a Participant shall be entitled to a Plan Benefit equal to the Participant’s Account if the Participant is serving as an Executive or Director upon a Change in Control prior to Separation from Service.
4.6Benefit Payment Elections and Subsequent Modifications Thereto
Other than for those circumstances that specifically provide to the contrary, a Plan Benefit shall be paid in accordance with the Participant’s most recent valid and timely submitted Distribution Election Form.
A Participant must irrevocably elect the time and form for the payment of his or her Plan Benefit by submitting a valid Distribution Election Form by the later of (i) December 31, 2008 or (ii) the date by which his or her first Deferral Election Form must be submitted to the Committee according to Section 3.1(b) or 3.1(c), as the case may be.
A Participant can elect payment of his or her Plan Benefit upon a Change in Control that occurs prior to Separation from Service by submitting a valid Distribution Election Form by the later of (i) December 31, 2008 or (ii) the date by which his or her first Deferral Election Form must be submitted to the Committee according to Section 3.1(b) or 3.1(c), as the case may be. If a Participant does not elect payment or if a Change in Control does not occur prior to Separation from Service, a Participant’s Plan Benefit shall be payable only upon Separation from Service as provided in Section 5.4.
Using the Distribution Election Form, a Participant can elect the following forms of payment:
(i)A lump sum.
(ii)Substantially equal annual payments for a period as designated by the Participant of five (5), ten (10) or fifteen (15) years. The amount of each annual payment shall be determined by dividing the Participant’s Account on the Determination Date immediately preceding the month of the annual payment by the number of years remaining in the designated installment period.
A Participant may irrevocably elect one form of payment of the entire Plan Benefit upon a Change in Control prior to Separation from Service, and another form of payment for the entire Plan Benefit upon his or her Separation from Service, if so elected on a valid and timely submitted Distribution Election Form. A Participant’s election as to the form of payment upon his or her Separation from Service shall apply to payment in the event of the Participant’s death, as provided in Section 5.2. A Participant’s Plan Benefit shall be paid according to the most recent valid and timely submitted Distribution Election Form submitted to the Committee. In the event that a Participant has not submitted a valid Distribution Election Form, payment shall be made in annual payments for ten (10) years.
{00140563.DOC /4 }    9

A Participant may modify his or her Distribution Election as to the form of payment upon a Change in Control and/or Separation from Service, provided that the following requirements are satisfied:
    (a)    The modified election shall not be effective until twelve (12) months after the date made;
    (b)    For payments beginning as a result of the Participant’s Separation from Service, payments beginning at a fixed time or on a fixed schedule, or payments due as a result of a Change in Control, the first payment due under the modified election must be deferred for a period of at least five years from the date such payment would have been made in the absence of the modified election; and
    (c)    With respect to payments beginning at a fixed time or on a fixed schedule, a Participant must modify his or her Distribution Election at least twelve (12) months prior to the first scheduled payment due under the Plan.
A Participant’s right to receive annual installment payments under this Section 5.6 shall be treated as the right to receive a single payment as provided in Treasury regulation 1.409A-2(b)(2)(iii). A Participant’s Distribution Election may be modified by submitting a new Deferral Election Form to the Committee (or one or more officers designated by the Committee).
Notwithstanding any provision in the immediately preceding paragraph to the contrary, the Committee may authorize changes to the times and forms of payment permitted under this Section 5.6 to the extent consistent with the transition rules and during the transition relief period provided under IRC 409A and the related guidance issued in Treasury regulations and by the Internal Revenue Service.
4.7Withholding Payroll Taxes
The Employer shall withhold from payments made hereunder any taxes required to be withheld from such payments under federal, state or local law. However, a Beneficiary may elect not to have withholding for federal income tax pursuant to Section 3405(a)(2) of the Internal Revenue Code, or any successor provision thereto.
4.8Commencement of Payments
Subject to the provisions of Section 5.4 with respect to a Specified Employee, payment of a Participant’s Plan Benefit shall commence as soon as administratively practicable (determined in the sole discretion of the Committee) but no later than sixty (60) days after (a) the date selected by the Participant in the most recent valid Distribution Election Form or (b) absent such a valid Distribution Election Form, Separation from Service. All payments shall be made as of the first day of the month.
4.9Payment to Guardian
If a Plan Benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Committee may direct payment of such Plan Benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan Benefit. Such distribution shall completely discharge the Committee from all liability with respect to the benefit.
{00140563.DOC /4 }    10

4.10Cashouts
The Committee may, in its discretion, require a mandatory lump sum payment of amounts deferred under this Plan that do not exceed the applicable dollar amount under IRC section 402(g)(1)(B) then in effect, provided that any required exercise of the Committee’s discretion is evidenced in writing no later than the date of such payment, and provided that the payment results in the termination and liquidation of the Participant’s entire interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under this Plan in accordance with IRC 409A.
ARTICLE VI –BENEFICIARY DESIGNATION
4.1Beneficiary Designation
Each Participant shall have the right, at any time, to designate any person or persons as his or her Beneficiary or Beneficiaries (primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the benefits due under the Plan. Each beneficiary designation shall be in written form prescribed by the Committee and will be effective only when filed with the Committee (or one or more officers designated by the Committee) during the Participant’s lifetime.
4.2Amendments
Any Beneficiary designation may be changed by a Participant without the consent of any designated Beneficiary by the filing of a new Beneficiary designation with the Committee (or one or more officers designated by the Committee). The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. If a Participant’s Compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.
4.3No Beneficiary Designation
In the absence of a valid or effective Beneficiary designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be the Participant’s estate.
4.4Effect of Payment
The payment to the deemed Beneficiary shall completely discharge Employer’s obligations under this Plan.
ARTICLE VII –ADMINISTRATION
4.1Committee and Duties
This Plan shall be administered by the Committee. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.
{00140563.DOC /4 }    11

4.2Agents
The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Employer.
4.3Binding Effect of Decisions
The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
4.4Indemnity of Committee
The Employer shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.
ARTICLE VIII –CLAIMS PROCEDURE
4.1Claim
Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee. Following receipt of a claim for benefits, the Committee shall consider the claim, and shall provide the Claimant with notice of its determination regarding the claim within a reasonable period of time, but in no event later than ninety (90) days following receipt, unless special circumstances require an extension of time to process the claim. In such a case the Committee may have up to an additional ninety (90) days from the end of the initial ninety (90) day period in which to make its determination on the claim. If such an extension is required, written notice shall be furnished to the Claimant. The notice of extension shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render a determination on the claim.
4.2Denial of Claim
If the claim or request is denied, the written notice of denial should state:
(a)The reasons for denial, with specific reference to the Plan provisions on which the denial is based.
(b)A description of any additional material or information required and an explanation of why it is necessary.
(c)An explanation of the Plan’s claim review procedure.
4.3Review of Claim
Any person whose claim or request is denied or who has not received a response within ninety (90) days may request a review by filing a written request for review with the Committee no later than sixty (60) days after receiving written notice of the denial. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a
{00140563.DOC /4 }    12

hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.
4.4Final Decision
The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reason and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.
ARTICLE IX –AMENDMENT AND TERMINATION OF PLAN
4.1Amendment
The Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict the amount accrued to the date of Amendment in any Account. For Participants who entered the Plan and began participating prior to January 1, 2014, no amendment shall change the Interest Rate credited to amounts already held in an Account under the Plan, thirty (30) days advance written notice of any change in the Interest Rate shall be given to each Participant, and any deferral after the effective date of the change shall be held in a separate Account which shall be credited with the new Interest Rate.
4.2Right to Terminate
The Board may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interests of the Employer.
(a)Partial Termination. The Board may partially terminate the Plan by instructing the Committee not to accept any additional Deferrals. In the event of such a Partial Termination, the Plan shall continue to operate and be effective with regard to Deferral Elections entered into prior to the effective date of such Partial Termination and all Participants’ Plan Benefits shall be paid at the time and in the manner otherwise specified in this Plan.
(b)Complete Termination. Subject to the provisions of IRC 409A and Treasury regulation 1.409A-3(j)(4)(ix), the Board may completely terminate the Plan by instructing the Committee not to accept any additional Deferral Elections, and by terminating all ongoing Deferral Elections. In the event of Complete Termination, Participants shall cease participation in the Plan and shall not accrue any further benefits. Except as provided herein, Plan Benefits shall be paid at the time and in the manner otherwise specified in this Plan. Notwithstanding the preceding sentence, the Employer shall pay out to each Participant (or Participant’s Beneficiary) his or her Account in a single lump sum as if that Participant had a Separation from Service on the first day of the second twelve (12) month period that began with the date of the Complete Termination provided all of the following requirements are satisfied:
(i)The Complete Termination and liquidation of the Plan do not occur proximate to a downturn in the financial health of the Employer;
(ii)The Employer terminates all arrangements sponsored by the Employer that would be aggregated with any terminated arrangement under Treasury regulations section 1.409A-1(c) if a Participant participated in all of the arrangements;
{00140563.DOC /4 }    13

(iii)No payments are made within twelve (12) months of the termination, other than payments that would have been payable if the termination had not occurred;
(iv)All payments are made within twenty-four (24) months of the termination; and
(v)The Employer does not adopt a new deferred compensation plan that would be aggregated with any terminated arrangement under Treasury regulations section 1.409A-1(c), if a Participant participated in both arrangements, within three (3) years following the date the Employer takes all necessary action to irrevocably terminate and liquidate the Plan.
Notwithstanding any provision in the Plan to the contrary, interest earned on the unpaid balance in each Participant’s Account shall be the Interest Rate in effect on the Determination Date immediately preceding the effective date of the Complete Termination.
ARTICLE X –MISCELLANEOUS
4.1Unfunded Plan
This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore to be exempt from the provisions of ERISA Title I, Parts 2, 3, and 4.
4.2Unsecured General Creditor
Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Employer, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by the Employer. Except as may be provided in Section 10.3, such policies, annuity contracts or other assets of the Employer shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Employer under this Plan. Any and all of the Employer’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Employer. The Employer’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.
4.3Trust Fund
The Employer shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Employer may establish one (1) or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Employer’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Employer.
{00140563.DOC /4 }    14

4.4Nonassignability
Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
4.5Not a Contract of Employment
The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant. The Participant (and his or her Beneficiaries) shall have no rights against the Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge him at any time.
4.6Protective Provisions
A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Employer may deem necessary and taking such other actions as may be requested by the Employer.
4.7Terms
Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.
4.8Captions
The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
4.9Governing Law
The provisions of this Plan shall be construed, interpreted, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by such federal law, in accordance with the laws of the State of California.
4.10Validity
If any provision of this Plan shall be held illegal or invalid for any reason, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.
{00140563.DOC /4 }    15

4.11Notice
Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee or Employer’s statutory agent. Such notice shall be deemed given as of the date of delivery or, if such delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
4.12Successors
The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of TriCo Bancshares, and successors of any such corporation or other business entity.
Signatures on the following page

{00140563.DOC /4 }    16

SIGNATURE PAGE
The Restated 2005 Tri Counties Bank Deferred Compensation Plan for Executives and Directors

TRICO BANCSHARES By: Title: Date:
TRI COUNTIES BANK By: Title: Date:

{00140563.DOC /4 }    17